Exhibit 99.1

Dear                     :

I wanted to be sure you were aware of an exciting announcement that was made this week in New York. A definitive agreement is in place for Move, Inc. (including realtor.com and all of our brand assets) to be acquired by the global media and information services company News Corp. This is a historic moment for our company, and we are very excited about combining the assets of Move and News Corp to create broad and substantial benefits for our site users, partners, and valued customers. Specifically, the combination will deliver:

•	Broadened reach for Move through News Corp’s robust media platform, including the WSJ Digital Network (which accounts for approximately 500 million average monthly page views) and News America Marketing (which reaches nearly 74 million U.S. households)

•	Increased sales and marketing support to drive higher brand awareness and traffic

•	Cross-platform promotional opportunities

•	Improved product innovation that leverages News Corp’s real estate and digital expertise

•	Increased traffic and time on site with high quality News Corp content

In joining News Corp, we will have access to resources, content and media assets that will enable us to more rapidly achieve our potential. As we leverage these considerable new assets, our mission and our focus remain constant. Today and in the future, we will provide people with the content, tools and professional expertise they need to find their perfect home. We will ensure that Move and all of our assets have the right tools, resources and reach to compete vigorously – and to lead.

For more information, please see the press release here: http://newscorp.com/2014/09/30/news-corp-to-acquire-move-inc-2/.

We will keep in touch with updates on this announcement and specifics on the opportunities in the coming months. In the meantime, we know we speak for all of us at [Realtor.com, Realtor.com Rentals, SeniorHousingnet.com, or Moving.com] in saying how enthusiastic we are to join News Corp – and in thanking you for your continued support of our people, products, and services.

Thanks,

Notice to Investors

The Offer described in this letter has not yet commenced. This letter is not an offer to buy or a solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Move’s common stock will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that News Corp intends to file with the SEC. In addition, Move will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Once filed, investors will be able to obtain the tender offer statement on Schedule TO, the offer to purchase, the Solicitation/Recommendation Statement of Move on Schedule 14D-9 and related materials with respect to the tender offer and the merger free of charge at the website of the SEC at www.sec.gov, and from the information agent named in the tender offer materials. Investors may also obtain, at no charge, any such documents filed with or furnished to the SEC by Move under the “Investors Relations” tab at the bottom of the page of Move’s website at www.move.com.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF MOVE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES PURSUANT TO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Forward-looking statements

Statements included in this letter that are not a description of historical facts are forward-looking statements. Words or phrases such as “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” or similar expressions are intended to identify forward-looking statements, and are based on Move’s current beliefs and expectations. These forward-looking statements include without limitation statements regarding the planned completion of the Offer and the Merger. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Move’s actual future results may differ materially from Move’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: uncertainties as to the timing of the Offer and the Merger; uncertainties as to the percentage of Move’s stockholders tendering their shares in the Offer; the possibility that competing offers will be made; the possibility that various closing conditions for the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger; the effects of disruption caused by the transaction making it more difficult to maintain relationships with employees, collaborators, customers, vendors and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and risks and uncertainties pertaining to the business of Move, including the risks detailed under “Risk Factors” and elsewhere in Move’s public periodic filings with the SEC, as well as the tender offer materials to be filed by Parent and Merger Sub and the Solicitation/Recommendation Statement to be filed by Move in connection with the Offer. All forward-looking statements are qualified in their entirety by this cautionary statement and Move undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof, except as required by law.